UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 2, 2013

Resource Real Estate Opportunity REIT, Inc.

(Exact name of registrant as specified in its charter)

Commission file number 000-54369

Maryland	27-0331816
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Commerce Square, 2005 Market Street, 15th Floor, Philadelphia, PA 19103

(Address of principal executive offices) (Zip code)

(215) 231-7050

(Registrant’s telephone number, including area code)

(former name or former address , if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the following obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the securities Act (17CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On July 2, 2013, Resource Real Estate Opportunity REIT, Inc. (the “Registrant,” “we,” “our” and “us”), through our operating partnership, entered into an agreement to purchase a multifamily community located in Collin County, Texas (the “Collin County Property”) from an unaffiliated seller, Brentdale Holdings Limited Partnership, a Texas limited partnership. The Collin County Property is a multifamily community with over 400 units and amenities, including but not limited to, five swimming pools, tennis and racquetball courts, a clubhouse, a fitness center, a playground and carports. The contract purchase price for the Collin County Property is $32.2 million, excluding closing costs.

On July 3, 2013, we made an earnest money deposit of $500,000 under the agreement. We will be obligated to purchase the Collin County Property only after satisfaction of agreed upon closing conditions. We intend to fund the purchase of the Collin County Property with proceeds from our ongoing initial public offering. There can be no assurance that we will complete the acquisition. In some circumstances, if we fail to complete the acquisition, we may forfeit up to $500,000 of earnest money.

Item 7.01.	Regulation FD Disclosure.

On July 9, 2013, our board of directors authorized three separate cash distributions each in the amount of $0.033 per share of our common stock, $0.01 par value per share (“Common Stock”), to stockholders of record as of the close of business on July 31, 2013, August 30, 2013 and September 30, 2013. We expect to pay these distributions on August 1, 2013, September 3, 2013 and October 1, 2013, respectively. All distributions will be paid in cash or, for investors enrolled in our distribution reinvestment plan, reinvested in additional shares of Common Stock.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

RESOURCE REAL ESTATE OPPORTUNITY REIT, INC.

Dated: July 9, 2013	By:	/s/ Alan F. Feldman
Alan F. Feldman
Chief Executive Officer
(Principal Executive Officer)